Exhibit 5.1

Linklaters LLP
One Silk Street
London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222
DX Box Number 10 CDE
Direct Line (44) 20 7456 2803
Direct Fax (44) 20 7456 2222
michael.fanner@linklaters.com

Unilever PLC

Port Sunlight

Wirral

Merseyside

CH62 4ZD

14 March 2024

Our Ref                 Michael Fanner

Registration Statement on Form S-8 – Unilever PLC

1	We have acted as English legal advisers to Unilever PLC (the “Company”) in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the United States Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) on 14 March 2024 for the registration of new ordinary shares with a nominal value of 3 1/9 pence each in the capital of the Company to be issued under the Amended and Restated Unilever North America Omnibus Equity Compensation Plan (the “Shares”). We have taken instructions solely from the Company.

2	This letter and the opinions given in it are limited to English law as applied by the courts of England and Wales and as published and in effect on the date of this letter. It is given on the basis that it and all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular we express no opinion on matters of federal law of the United States, the laws of any State of the United States or the laws of any other jurisdiction.

3	For the purposes of this letter and the opinions given in it we have examined the following documents:

3.1	an electronic copy of the articles of association of the Company (the “Articles of Association”);

3.2	an electronic copy of the resolutions of the shareholders of the Company passed at the annual general meeting of the Company held on 3 May 2023 (the “Shareholder Resolutions”);

3.3	the results of an online enquiry in respect of the Company on the Companies House register made at 10.01 a.m. on 14 March 2024 (the “Search”); and

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm authorised and regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on Linklaters LLP’s regulatory position.

3.4	the results of a telephone search at the Central Registry of Winding-Up Petitions in relation to the Company made at 10.26 a.m. on 14 March 2024 (the “Winding-Up Enquiry”).

4	We have assumed that:

4.1	all documents furnished to us as copies are genuine, authentic and complete and conform to the original documents of which they are copies and the genuineness of all signatures thereon or on the original thereof and the relevant documents have been executed in the forms reviewed by us;

4.2	the Company in general meeting will duly and validly pass the relevant resolutions to authorise the board of directors of the Company to allot Shares credited as fully paid for cash on a non pre-emptive basis from time to time, and such resolutions will remain in full force and effect and not being rescinded or amended;

4.3	the directors of the Company will act in good faith, in the best interests of the Company and in compliance with their duties as directors;

4.4	the directors of the Company will validly resolve to allot and issue the Shares at duly convened and quorate meetings of the board of directors of the Company (or will validly resolve to delegate such power(s) to a duly authorised committee or person) from time to time; and

4.5	such board resolutions (or such resolutions or authorisations of any such committee or person) will remain in full force and effect and not be rescinded or amended.

5	The opinions given in this letter are only given in connection with the preparation and filing of the Registration Statement and, more particularly, for the purpose of inclusion of this letter as an exhibit to the Registration Statement, and are strictly limited to the matters stated in the following paragraph. We express no opinion as to any tax matter.

6	On the basis of the assumptions and subject to the reservations set out herein, and to any matters not disclosed to us, and having regard to such considerations of English law in force as at the date of this letter (as we consider relevant), we are of the opinion that the Shares, if and when issued and delivered as described in the Registration Statement, will have been duly and validly authorised and issued, fully paid or credited as fully paid (subject to the settlement of valid consideration to the Company for the issue thereof) and no further amounts shall be payable to the Company in respect of the issue thereof.

7	This opinion is subject to the following:

7.1	It should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in the Registration Statement, or that no material facts have been omitted from it.

7.2	Our opinion is based on the Search and the Winding-Up Enquiry. It should be noted that the Search and the Winding-Up Enquiry are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver has been appointed, a company voluntary arrangement has been proposed or approved, a moratorium has been applied for or has come into force or any other insolvency proceeding has commenced.

7.3	We express no opinion as to the validity or otherwise of the issue of any American depositary shares under the Amended and Restated Unilever North America Omnibus Equity Compensation Plan.

8	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder.

9	This opinion is addressed to you in connection with the filing of the Registration Statement. It is not to be transmitted to anyone else for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

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